DIREXION MONTHLY NASDAQ-100(r) BULL 2X FUND (DXQLX)
DIREXION MONTHLY SMALL CAP BULL 2X FUND (DXRLX)

EACH A SERIES OF THE DIREXION FUNDS

Supplement dated February 12, 2014 to the
Summary Prospectus, Prospectus and
Statement of Additional Information ("SAI"), each dated December 27, 2013

The Board of Trustees of the Direxion Funds (the "Trust") has approved share splits of the issued and outstanding shares of the Direxion Monthly NASDAQ-100(r) Bull 2X Fund and the Direxion Monthly Small Cap
Bull 2X Fund (each a "Fund", collectively the "Funds").

Shareholders of record of each Fund on March 14, 2014 (the "Record Date") will participate in the share split.
After the close of the markets on March 14, 2014, each Fund will effect a share split of its issued and outstanding shares as follows:

Fund Name
Forward Split
Ratio
Approximate increase
in total number of
outstanding shares
Direxion Monthly Small Cap Bull 2X Fund
2 for 1
200%
Direxion Monthly NASDAQ-100(r) Bull 2X Fund
5 for 1
500%

As a result of these share splits, every each Fund will receive two or five for each share held of the applicable
Fund as indicated in the table above.  Accordingly, the number of each Fund's issued and outstanding shares will increase by 200% or 500% as indicated above.

The shares of each Fund will be offered on a split-adjusted basis on March 17, 2014 (the "Effective Date").  The value of a shareholder's investment will not be affected by a reverse split.  On the Effective Date, the opening market value of each Fund's issued and outstanding shares, and thus a shareholder's investment value, will not be affected by the share split.  However, the per share net asset value ("NAV") and opening market price on the
Effective Date will be approximately one half or one fifth for the Funds.  The tables below illustrate the effect of a hypothetical two and five for one share split on a shareholder's investment.

2 for 1 Share Split
Period
# of Shares Owned
Hypothetical NAV
Total Market Value
Pre-Split
100
$30
$3,000
Post-Split
200
$15
$3,000

5 for 1 Share Split
Period
# of Shares Owned
Hypothetical NAV
Total Market Value
Pre-Split
100
$30
$3,000
Post-Split
500
$6
$3,000

The share splits will not result in a taxable transaction for holders of the Funds' shares.  No transaction fees will be imposed on shareholders in connection with the share splits.

* * * * *

       For more information, please contact the Fund at (800) 851-0511.

Please retain this Supplement with the Summary Prospectus, Prospectus and SAI.